Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JUNE SALES

--Comparable Store Sales Increase 1.2%--

--Company Reports Early Due To Its Participation at the Oppenheimer Conference--

HOUSTON, TX, July 8, 2008 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week June period ended July 5, 2008 increased 6.4% to $142.0 million from $133.4 million in the prior year five week period ended July 7, 2007.  Comparable store sales increased 1.2% this year versus an increase of 1.4% last year.

The Company stated that its June comparable store sales increase was broad based, with its childrens, cosmetics, dresses, footwear, intimate apparel, mens, misses sportswear and petites categories all posting gains for the month.  With regard to regions of the country, the Company recorded comparable stores sales increases in all but the Southwest, which was down slightly.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Considering the challenging macroeconomic environment, we are pleased to have achieved comparable store sales increases during the first two months of the second quarter.  Based upon our positive comparable store sales results, we currently expect to meet or exceed the high end of our previously provided Q2 comparable store sales forecast of down 3.0%.  Accordingly, we believe that our earnings for the quarter will also be at or above the high end of our previously provided earnings forecast of $0.23 per diluted share.”

--more--

Stage Stores Reports
June Sales
Page - 2

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2008	2007	2008	2007
1st Quarter	(5.4)%	0.1%	$353.5	$358.2
May	0.1	1.7	122.6	116.6
June	1.2	1.4	142.0	133.4
2nd Qtr-To-Date	0.7	1.5	264.6	250.0
Year-To-Date (5 Mos)	(2.9)	0.7	618.1	608.2

Store Activity
The Company did not open any new stores in June.  Looking ahead, the Company continues to expect to open five new stores in July, including its first two stores in Idaho.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 716 stores located in 35 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central and Southwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s second quarter comparable store sales and diluted earnings per share outlooks, as well as the number of new stores that it plans to open in July.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 1, 2008 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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